UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2004

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of	(Commission	(IRS Employer Identification No.)
incorporation)	File Number)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

         On July 30, 2004, the Registrant entered into a Purchase & Sell Agreement (the “Purchase Agreement”) with Chenal Development, LLC, an Arkansas limited liability company (“Seller”) pursuant to which the Registrant has agreed to purchase a 202 multifamily unit apartment complex that is located at 1801 Champlin Road, Little Rock, Arkansas, known as Carrington Park Apartments (the “Property”), subject to the terms and conditions provided in the Purchase Agreement, for a purchase price of approximately $15.5 million (the “Purchase Price”), subject to standard prorations. The Registrant has paid $90,000 of the Purchase Price to an escrow agent as a deposit.

         The acquisition of the Property was subject to Registrant’s inspection, which ended on August 10, 2004. The acquisition of the Property is not contingent upon the ability of the Registrant to obtain financing for the acquisition, except that the closing is subject to the condition that Seller’s existing lender’s (i) acceptance that the conditions to transfer of the Property subject to the existing loan have been satisfied and (ii) release of Seller and any guarantor of the existing loan from liability from monetary obligations occurring after the closing. Management anticipates funding the acquisition of the Property from cash on hand, assumption of the existing indebtedness secured by the Property and a new second mortgage loan secured by the Property.

         The closing is scheduled to occur on the earlier of (i) thirty days after the Registrant’s receipt of approval of its assumption of the outstanding indebtedness secured by the Property and a new second mortgage loan secured by the Property under the Fannie Mae Delegated Underwriting and Servicing Program (the “Supplemental Loan”) or (ii) September 20, 2004; provided, that the Registrant may extend the closing date for one 30-day period if it makes an additional deposit of $100,000. The closing is also subject to other standard closing conditions, including, without limitation, conveyance to the Registrant of a special warranty deed conveying the Property to the Registrant free and clear of all liens and encumbrances except permitted encumbrances.

         At the closing, Seller will pay a broker’s fee of $151,000, $75,500 of which will be paid to an unrelated third party and $75,500 of which will be paid to DLJ Enterprises, LLC (“DLJ”). The Registrant’s chief executive officer and current trustee David L. Johnson is the principal owner of DLJ.

         The Registrant anticipates assigning its rights under the Purchase Agreement to a wholly-owned subsidiary of its operating limited partnership Maxus Operating Limited Partnership prior to the closing.

         There can be no assurance that this transaction will ultimately be consummated. Seller is an unrelated third party.

Item 2.01	Completion of Acquisition or Disposition of Assets; Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation

         On August 25, 2004, ACI Financing, L.L.C., a subsidiary of the Trust (“ACI Financing”), sold the ACI Building, an office building located in Omaha, Nebraska (the “ACI Building”), to an unrelated third party, FOR 1031 Omaha LLC, an Idaho limited liability company (“FOR 1031”). FOR 1031 is an affiliate of DBSI Housing Inc., an Idaho corporation (“DBSI”). The sale price was Eight Million Two Hundred Two Thousand Five Hundred Dollars ($8,202,500) before the brokerage commission and other standard closing costs.

         ACI Financing’s lender, Principal Commercial Funding, LLC, a Delaware limited liability company, refused to approve DBSI’s assumption of the existing loan secured by the ACI Building. As a result, ACI Financing and DBSI agreed as follows:

o	the parties acknowledged that the lender would not approve DBSI's assumption of the existing loan;

o	the parties agreed that FOR 1031 and DBSI would indemnify ACI Financing from all costs, expenses, penalties, interest, attorneys’ fees, defense costs, Make Whole Premiums (as described below), principal, default interest and every other charge made by the lender against ACI Financing resulting directly or indirectly from the transfer of the ACI Building to FOR 1031 without the consent of the lender or otherwise complying with the terms of the lender loan documents in connection with the transfer of the ACI Building to FOR 1031;

o	ACI Financing agreed to be responsible for and pay to the lender the lesser of (i) $100,000 or (ii) ten percent (10%) of any Make Whole Premium successfully charged by the lender resulting from ACI Financing’s sale of the ACI Building to FOR 1031; and

o	FOR 1031 executed wrap around loan documents, including (i) a promissory note payable to ACI Financing, (ii) a deed of trust, assignment of rents and security agreement in favor of ACI Financing and (iii) an indemnity agreement, which was also executed by DBSI.

         FOR 1031 paid the sale price by executing a promissory note in favor of ACI Financing in the amount of the outstanding principal amount and accrued interest of ACI Financing’s loan from the lender and paying the remaining balance of the sale price in cash.

         ACI Financing’s loan documents with its lender includes a due on sale clause that allows the lender to declare the entire principal amount and accrued interest due immediately upon an event of default. Under the loan documents, ACI Financing’s transfer of the ACI Building required approval of the lender, which the lender refused to provide. As a result of the sale of the ACI Building to FOR 1031 without lender approval, ACI Financing’s lender may declare the entire principal amount and outstanding interest immediately due and payable, which as of the closing date was approximately $4,145,000.

         In addition, ACI Financing’s loan agreement with the lender provides that in an event of a default and acceleration of the loan, ACI Financing must pay the lender a “Make Whole Premium,” which is defined to mean the greater of (i) one percent (1%) of the outstanding principal amount of the loan or (ii) a premium calculated by determining the present value of the payments to be made in accordance with the promissory note discounted at the yield on the applicable US Treasury Issue for the number of months remaining from the date of acceleration to the maturity date, which is approximately 72 months. In connection with the existing loan, the Registrant previously executed a limited guarantee for the benefit of the lender guaranteeing certain obligations of ACI Financing under its loan documents with the lender.

         There can be no assurance that ACI Financing’s lender will not (i) declare the full amount of the loan immediately due and payable, (ii) request payment of the Make Whole Premium, (iii) foreclose upon the property and (iv) file a lawsuit to enforce its rights. There also can be no assurance that DBSI or FOR 1031 will have sufficient assets to support its indemnification obligations to ACI Financing.

         As a result of the sale, the Registrant expects to record a gain of approximately $2.8 million. Accounting rules require the Registrant to defer approximately $1.1 million in sales proceeds. This amount represents the Make Whole Premium that would be presently be required if the lender accelerated the obligation at this time. Any proceeds received from FOR 1031 related to the indemnification requirements would be recorded when such proceeds are received. If the lender does not accelerate this obligation and it is paid pursuant its regular schedule, the amount deferred will be amortized to income over the remaining term of the obligation.

         Management intends to evaluate uses for the net sale proceeds including investing in additional income-producing real estate properties, working capital purposes and increased dividends to shareholders.

Item 9.01. Financial Statements and Exhibits

         (b) Pro Forma Financial Information

         Pursuant to Item 9.01(b) and Item 9.01(a)(4), the Registrant declares that it is impractical to provide the pro forma financial information required by Item 9.01(b) relative to the sale of the real estate at the time this Form 8-K is filed. The Registrant intends to file such pro forma financial information as required by Item 9.01(b) within seventy-one (71) days after the date this Form 8-K is required to be filed.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: August 26, 2004	By:/s/ David L. Johnson
David L. Johnson Chairman, President and Chief Executive Officer